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                                                                   EXHIBIT 99.3
                                                          EMPLOYEE STOCK OPTION

                                EBANK.COM, INC.

                            STOCK OPTION CERTIFICATE


                               RICHARD D. JACKSON


         EBANK.COM, INC., a Georgia corporation (the "Company"), hereby grants to the optionee named above (the "Optionee") an option (this "Option") to purchase the total number of shares shown below of Common Stock of the Company (the "Shares") at the exercise price per share set forth below (the "Exercise Price"), subject to all of the terms and conditions on the reverse side of this Stock Option Certificate and in the Company's 1998 Stock Incentive Plan, as amended (the "Plan"), which are incorporated herein by reference. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Plan.


In  Witness Whereof, this Stock Option  The Optionee hereby acknowledges receipt of a copy    Shares subject to issuance under this
Certificate has been executed by the    of the Plan, represents that he or she has read and   Option shall be eligible for exercise
Company by a duly authorized officer    understands the terms and provisions of the Plan,     according to the following vesting
as of the date of grant.                and accepts this Option subject to all the terms      schedule, subject to the conditions
                                        and conditions of the Plan and this Stock Option      set forth on the reverse side of
EBANK FINANCIAL SERVICES, INC.          Certificate. The Optionee acknowledges that there     this Stock Option Certificate:
                                        may be adverse tax consequences upon exercise of
By: /s/ James L. Box                    this Option or disposition of the Shares and that               Vesting Schedule
    ------------------------------      he or she should consult a tax adviser prior to       -----------------------------------
Name: James L. Box                      such exercise or disposition.                               Date            No. of Shares
                                                                                              ----------------      -------------
Title: Chief Executive Officer          This Option (Check One)  [X] is  [  ] is not an       October 16, 2001          8,334
                                        Incentive Stock Option                                October 16, 2002          8,333
BY OPTIONEE                                                                                   October 16, 2003          8,333

Signature: /s/ Richard D. Jackson       No. of Shares Subject to Option: 25,000
           -----------------------      Exercise Price Per Share:  $ 3.06
Optionee Name: Richard D. Jackson       Date of Grant:  October 16, 2000
               -------------------      Expiration Date:  October 15, 2010
Address:
         -------------------------

----------------------------------


           This is not a stock certificate or a negotiable instrument


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1.       Exercise Terms. The Optionee must exercise the Option for at least the lesser of 100 shares or the number of shares of Purchasable Stock as to which the Option remains unexercised. If this Option is not exercised with respect to all or any part of the shares subject to this Option prior to its expiration, the shares with respect to which this Option was not exercised shall no longer be subject to this Option.

2. Restrictions on Transferability. No Option shall be transferable by an Optionee other than by will or the laws of descent and distribution or pursuant to a Qualified Domestic Relations Order. During the lifetime of an Optionee, Options shall be exercisable only by such Optionee (or by such Optionee's guardian or legal representative, should one be appointed). The shares purchased pursuant to the exercise of an Incentive Stock Option shall not be transferred by the Optionee except pursuant to the Optionee's will, or the laws of descent and distribution, until such date which is the later of two years after the grant of such Incentive Stock Option or one year after the transfer of the shares to the Optionee pursuant to the exercise of such Incentive Stock Option.

3.       Termination of Employment.

(a) In the event of the termination of the Optionee's employment with the Company or any of its Subsidiaries, other than a termination that is either (i) for cause, (ii) voluntary on the part of the Optionee and without written consent of the Company, or (iii) for reasons of death or disability or retirement, the Optionee may exercise this Option at any time within three months after such termination to the extent of the number of shares which were Purchasable hereunder at the date of such termination. At the end of this three month period, this Option, to the extent not previously exercised, shall terminate immediately and shall not thereafter be or become exercisable.

(b) In the event of a termination of the Optionee's employment that is either (i) for cause or (ii) voluntary on the part of the Optionee and without the written consent of the Company, this Option, to the extent not previously exercised, shall terminate immediately and shall not thereafter be or become exercisable.

(c) In the event of termination of employment because of the Optionee's Permanent and Total Disability, the Optionee (or his or her personal representative) may exercise this Option within a period ending on the earlier of (i) the last day of the one year period following the Optionee's Permanent and Total Disability or (ii) the expiration date of this Option, to the extent of the number of shares which were Purchasable hereunder at the date of such termination.

(d) In the event of the Optionee's death while employed by the Company or any of its Subsidiaries or within three months after a termination of such employment (if such termination was neither (i) for cause nor (ii) voluntary on the part of the Optionee and without the written consent of the Company), the appropriate persons described in Section 4 hereof or persons to whom all or a portion of this Option is transferred in accordance with Section 2 hereof may exercise this Option at any time within a period ending on the earlier of (a) the last day of the one year period following the Optionee's death or (b) the expiration date of this Option. If the Optionee was an employee of the Company at the time of death, this Option may be so exercised to the extent of the number of shares that were Purchasable hereunder at the date of death. If the Optionee's employment terminated prior to his or her death, this Option may be exercised only to the extent of the number of shares covered by this Option which were Purchasable hereunder at the date of such termination.

4. Notice of Exercise. This Option may be exercised by the Optionee, by a written notice signed by the Optionee and delivered or mailed to the Company as specified in this Agreement to the attention of the President or such other officer as the Company may designate. Any such notice shall (a) specify the number of shares of Stock which the Optionee then elects to purchase hereunder,
(b) contain such information as may be reasonably required by the Company pursuant to this Agreement, and (c) be accompanied by (i) a certified or cashier's check payable to the Company in payment of the total Exercise Price applicable to such shares as provided herein, (ii) shares of stock owned by the Optionee and duly endorsed or accompanied by stock transfer powers having a Fair Market Value equal to the total Exercise Price applicable to such shares purchased hereunder, or (iii) a certified or cashier's check accompanied by the number of shares of stock where Fair Market Value when added to the amount of the check equal the total Exercise Price applicable to such shares purchased hereunder. Upon receipt of any such notice and accompanying payment, and subject to the terms hereof, the Company agrees to issue to the Optionee stock certificates for the number of shares specified in such notice registered in the name of the person exercising this Option. In the event of the Optionee's death or Permanent and Total Disability, the Option may be exercised as described above by, and the Option shall be granted in the name of, the Optionee's administrators, executors or personal representatives.

5.       Forfeiture.

(a) If, at any time within the later of (i) one year after termination of the Optionee's employment or (ii) one year after the Optionee's exercise of any portion of this Option, the Optionee engages in any of the Forfeiture Activities described below, then (1) this Option shall terminate effective the date on which the Optionee enters into such activity, unless terminating sooner by operation of another term or condition of this Option or the Stock Incentive Plan, and (2) any Option Gain realized by the Optionee from exercising all or a portion of this Option shall be paid by the Optionee to the Company. "Forfeiture Activity shall include (a) the provision of services to a competitor of the Company or any of its subsidiaries, whether as an employee, officer, director, independent contractor, consultant, agent, or otherwise, such services being of a nature that can reasonably be expected to involve the skills and experience used or developed by the Optionee while an Employee; (b) any activity which constitutes a violation of any confidentiality, noncompetition, nonsolicitation, or similar provision of any employment or other agreement between the Company and the Optionee (or, if no agreement is in place between the Company and the Optionee, if the Optionee violates any Company policies pertaining to such matters or if the Optionee accepts employment from or has any other professional relationship with any other financial institution); or (c) any activity which is inimical, contrary, or harmful to the interests of the Company (including conduct related to the Optionee's employment for which either criminal or civil penalties against the Optionee may be sought or violation of the Company's policies, including the Company's insider trading policy). "Option Gain" shall mean the gain represented by the mean market price on the date of exercise over the Exercise Price, multiplied by the number of shares purchased through exercise of the Option, without regard to any subsequent market price decrease or increase. The forfeiture provisions described in this Section shall apply even if the Company does not elect otherwise to enforce the employment agreement or take other action against the Optionee, but shall not apply if termination of the Optionee's employment with the Company occurs in connection with or following a Corporate Transaction involving the Company (as defined in the Stock Incentive
Plan).

(b) By accepting this Agreement, the Optionee consents to a deduction from any amounts the Company owes the Optionee from time to time (including amounts owed as wages or other compensation, fringe benefits, or vacation pay), to the extent of the amounts the Optionee owes the Company under this Section. Whether or not the Company elects to make any set-off in whole or in part, if the Company does not recover by means of set-off the full amount owed by the Optionee to the Company, calculated as set forth above, the Optionee shall pay immediately the unpaid balance to the Company. The Optionee hereby appoints the Company as its attorney-in-fact to execute any documents or do any acts necessary to exercise its rights under this Section.

(c) The Optionee may be released from its obligations under this Section only if the Board of Directors (or its duly appointed agent) determines in its sole discretion that such action is in the best interests of the Company.

6. Vesting and Exercise of Shares. This Option shall vest and become exercisable in accordance with the vesting schedule set forth on the front of this Stock Option Certificate if the Option has not been terminated prior to such date pursuant to Section 3. However, the Option shall not continue to vest during the limited period of exercisability following the Optionee's termination of employment provided for in Section 3 above. During such period, the Option may only be exercised with respect to the number of shares for which it was exercisable at the time of such termination of employment. After vesting, the Option may be exercised with respect to the vested shares at any time until the Expiration Date if the Option has not been terminated prior to such date pursuant to Section 3.

7. Compliance with Regulatory Matters. The Optionee acknowledges that the issuance of capital stock of the Company is subject to limitations imposed by federal and state law and the Optionee hereby agrees that the Company shall not be obligated to issue any shares of Stock upon exercise of this Option that would cause the Company to violate any law or any rule, regulation, order or consent decree of any regulatory authority (including without limitation the Securities and Exchange Commission) having jurisdiction over the affairs of the Company. The Optionee agrees that he or she will provide the Company with such information as is reasonably requested by the Company or its counsel to determine whether the issuance of stock complies with the provisions described by this Section.

8.       Miscellaneous.

(a) The number of Shares subject to this Option, the Exercise Price, and other matters are subject to adjustment during the term of this Option in accordance with Section 5.2 of the Stock Incentive Plan.

(b) This agreement shall be binding upon the parties hereto and their representatives, successors and assigns.

(c) This Agreement is executed and delivered in, and shall be governed by the laws of, the State of Georgia.

(d) Any requests or notices to be given hereunder shall be deemed given, and any elections or exercises to be made or accomplished shall be deemed made or accomplished, upon actual delivery thereof to the designated recipient, or three days after deposit thereof in the United States mail, registered, return receipt requested and postage prepaid, addressed, if to the Optionee, at the address set forth on the reverse side of this Stock Option Certificate and, if to the Company, to the address of its then current executive offices.

(e) This Agreement may not be modified except in writing executed by each of the parties hereto.

(f) This Option does not confer upon the Optionee any right with respect to continuance of employment by the Company or by any of its Subsidiaries. This Option shall not be affected by any change of employment so long as the Optionee continues to be an employee of the Company or one of its Subsidiaries.